UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2023

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
______________________________________________________

Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11766 Wilshire Blvd., Suite 1670
Los Angeles, California 90025
(Address of principal executive offices)

Registrant’s telephone number, including area code: (424) 208-8100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 7.01 REGULATION FD DISCLOSURE
Information for Pacific Oak Strategic Opportunity REIT, Inc.'s (the “Company”) stockholders regarding its estimated value per share and other distribution information is attached as Exhibit 99.4 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.4 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On November 30, 2023, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $8.03 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2023. There have been no material changes between September 30, 2023 and the date of this filing to the net values of the Company’s assets and liabilities that materially impacted the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (“IPA”) in April 2013.
The Company’s conflicts committee, composed of all of the Company’s independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was based upon the recommendation and valuation prepared by Pacific Oak Capital Advisors, LLC (the “Advisor”), the Company’s external advisor. The Advisor’s valuation of the Company’s consolidated real estate properties and two properties owned via unconsolidated entities was based on valuations performed by third-party valuation firms. The Advisor’s valuation of the Company’s other unconsolidated entity investment, valued at $36.2 million or $0.35 per share, was based on the Advisor’s estimate of the unit value for a fund in which the Company owns units and which is sponsored by an affiliate of the Advisor. The aforementioned third-party valuations represent appraisals for the Company’s consolidated real estate properties and the two properties owned via unconsolidated entities, except for the Company’s consolidated residential home portfolio consisting of 2,449 homes. A subset of the residential home portfolio was valued by the Advisor based on available market data, and the remaining homes were valued at the total of the individual home values generated by the third-party valuation firm’s proprietary automated valuation models. The appraisals were performed by Kroll, LLC (“Kroll”), except for the undeveloped land which was appraised by Colliers International Valuation & Advisory Services, LLC (“Colliers”). Valuation of the residential home portfolio was performed by HouseCanary, Inc. (“HouseCanary”), except for that subset of the residential home portfolio which was valued by the Advisor. Kroll, Colliers and HouseCanary, each an independent third-party valuation firm, also prepared appraisal/valuation reports, summarizing key inputs and assumptions, for each of the real estate properties they respectively valued. The Advisor performed valuations with respect to one of the Company’s unconsolidated entity investments, other assets and liabilities. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.

The Advisor used the valuations from the third-party valuation firms, except for the aforementioned subset of the residential home portfolio which was valued by the Advisor, and the Advisor’s estimated values for other assets and liabilities to calculate and recommend an estimated value per share of the Company’s common stock. Upon (i) the conflicts committee’s receipt and review of the Advisor’s valuation report, including the Advisor’s summary of the appraisal/valuation reports prepared by Kroll, Colliers and HouseCanary, and (ii) the conflicts committee’s review of the reasonableness of the Company’s estimated value per share resulting from the Advisor’s valuation process, and (iii) in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee concluded that the estimated value per share proposed by the Advisor was reasonable and recommended to the board of directors that it adopt $8.03 as the estimated value per share of the Company’s common stock. At the special meeting of the board of directors, the board of directors unanimously approved the recommendation of the conflicts committee and approved $8.03 as the estimated value of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of the Company’s estimated value per share as of November 30, 2023, as well as the calculation of the Company’s prior estimated value per share as of December 2, 2022:

	November 30, 2023 Estimated Value per Share	December 2, 2022 Estimated Value per Share(1)	Change in Estimated Value per Share
Real estate properties (2)	$15.66	$17.52	$(1.86)
Real estate equity securities (3)	0.26	0.61	(0.35)
Cash	0.75	0.82	(0.07)
Investments in unconsolidated entities (4)	1.44	1.67	(0.23)
Other assets	0.61	0.65	(0.04)
Mortgage debt (5)	(6.19)	(6.92)	0.73
Series B Bonds (6)	(2.67)	(2.94)	0.27
Series C Bonds (7)	(0.87)	—	(0.87)
Pacific Oak Residential Advisors participation fee liability (8)	(0.07)	(0.06)	(0.01)
Other liabilities	(0.78)	(0.57)	(0.21)
Noncontrolling Series A Preferred Stock (9)	—	(0.16)	0.16
Non-controlling interest (10)	(0.11)	(0.12)	0.01
Estimated value per share	$8.03	$10.50	$(2.47)
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$8.03	$10.50	$(2.47)
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(1) The December 2, 2022 estimated value per share was approved by the board of directors; for more information, see the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2022.
(2) The decrease in the estimated value of real estate properties was primarily due to decreases in property fair values and property dispositions.
(3) The decrease in real estate equity securities was primarily due to decreases in securities values as well as securities dispositions.
(4) The decrease in investments in unconsolidated entities was primarily due to property value declines.
(5) The decrease in mortgage debt was primarily due to repayments including those upon asset sales.
(6) Amount relates to Series B bonds issued in Israel on February 16, 2020, November 1, 2021, November 8, 2021, and May 2, 2022. The decrease is due to a decrease in the quoted bond price on the Tel Aviv Stock Exchange.
(7) Amount relates to Series C bonds issued in Israel in July 2023. The increase is due to the bond issuance, and an increase in the quoted bond price on the Tel Aviv Stock Exchange.
(8) Represents the potential participation fee payable to Pacific Oak Residential Advisors as it relates to the operations or assets of the Company’s subsidiary, Pacific Oak Residential Trust, Inc.
(9) Represents the redemption value plus accrued unpaid dividends on the Series A cumulative convertible redeemable preferred stock issued by Pacific Oak Residential Trust, Inc. on November 6, 2019. The preferred stock was redeemed at the redemption value plus accrued unpaid dividends in November 2022.
(10) The decrease in non-controlling interests was primarily due to non-controlling interest distributions and a decline in non-controlling interest values related to property value declines.

The change in the Company’s estimated value per share from the previous estimate was primarily due to the items listed below. The changes are not equal to the change in values of each asset and liability group presented in the table above due to real estate property acquisitions, dispositions, debt financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Change in Estimated Value per Share
December 2, 2022 estimated value per share	$10.50

Changes to estimated value per share
Investments
Real estate	(1.04)
Investments in unconsolidated entities	(0.55)
Investments in equity securities	(0.22)
Leasing costs & capital expenditures on real estate	(0.30)
Total change related to investments	(2.11)
Operating cash flows (1)	(0.13)
Foreign currency loss	(0.12)
Property selling and financing costs (2)	(0.18)
Advisor disposition fees (3)	(0.01)
Mortgage debt	(0.02)
Series B and C bonds	0.09
Other	0.01
Total change in estimated value per share	$(2.47)
November 30, 2023 estimated value per share	$8.03
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(1) Operating cash flow reflects modified funds from operations (“MFFO”) attributable to common stockholders, adjusted for the Company’s share of (i) deducts for capitalized interest expense, real estate taxes and insurance and (ii) add backs for deferred financing cost amortization. The Company computes MFFO in accordance with the definition included in the practice guideline issued by the IPA in November 2010.
(2) Property selling and financing costs include approximately (i) $8.6 million, or $0.08 per share, for income tax payable related to the Company’s land sales out of a taxable REIT subsidiary in the year ending September 30, 2023, (ii) $3.5 million, or $0.03 per share, for selling costs, and (iii) $5.1 million, or $0.05 per share, for financing costs including the issuance costs related to the Company’s Series C bonds issued in July 2023.
(3) Advisor disposition fees were $1.0 million or $0.01 per share.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or hedging costs which may be incurred upon the termination of certain of the Company’s hedges prior to expiration.

Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the real estate valuation engagements as well as the methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
Kroll(1) was selected by the Advisor and approved by the Company’s conflicts committee to appraise all of the Company’s consolidated real estate properties, 110 William Street, and 353 Sacramento, but excluding the Company’s investments in undeveloped land and the residential home portfolio. Colliers(2) was selected by the Advisor and approved by the Company’s conflicts committee to appraise the Company’s investments in undeveloped land (hereinafter the properties appraised by Kroll and Colliers are the “Appraised Properties”). HouseCanary(3) was selected by the Advisor and approved by the Company’s conflicts committee to provide a value for the Company’s residential home portfolio using its proprietary automated valuation models. HouseCanary’s values were not appraisals and should not be construed as appraisals. Kroll and Colliers are engaged in the business of appraising commercial real estate properties, and HouseCanary is engaged in the business of real estate valuations, data, and analytics and none are affiliated with the Company or the Advisor. The compensation the Company pays to Kroll, Colliers, and HouseCanary is based on the scope of work and not on the values of the Company’s real estate properties. In preparing their valuation reports, Kroll, Colliers, and HouseCanary did not, and were not requested to, inspect or otherwise evaluate the physical conditions of the Company’s properties or solicit third-party indications of interest for the Company’s properties or common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
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(1) Kroll is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Kroll to deliver appraisal reports for all of the Company’s consolidated investments in real estate properties, 110 William Street and 353 Sacramento, but excluding the Company’s investments in undeveloped land and the residential home portfolio, and Kroll received fees upon the delivery of such reports. In addition, the Company has agreed to indemnify Kroll against certain liabilities arising out of this engagement. In the six years prior to the date of this filing, Kroll and its affiliates have provided a number of commercial real estate, appraisal and valuation services for the Company and/or its affiliates and have received fees in connection with such services. Kroll and its affiliates may from time to time in the future perform other commercial real estate, appraisal and valuation services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Kroll appraiser as certified in the applicable appraisal reports.
(2) Colliers is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Colliers to deliver appraisal reports for certain of the Company’s investments in undeveloped land and Colliers received fees upon the delivery of such reports. In addition, the Company has agreed to indemnify Colliers against certain liabilities arising out of this engagement. Colliers and its affiliates are engaged in the ordinary course of business in many areas related to commercial real estate and related services. Colliers and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Colliers appraiser as certified in the applicable appraisal reports.
(3) HouseCanary is actively engaged in the business of real estate valuation, data, and analytics related to homes similar to those owned by the Company. The Company engaged HouseCanary to provide a valuation for each of the residential homes in its portfolio, and HouseCanary received fees upon the delivery of its valuation report. HouseCanary’s proprietary automated valuation models generate value estimates based on multiple factors, but are not guarantees of property value, characteristics or condition. HouseCanary’s valuations were provided to assist the Advisor in calculating the estimated value per share of the Company’s common stock. HouseCanary did not make an independent determination as to whether its valuation methodology was suitable for such purpose or calculate or participate in the calculation of the estimated value per share. In addition, the Company has agreed to indemnify HouseCanary against certain liabilities arising out of this engagement. HouseCanary is engaged in the ordinary course of business in many areas related to real estate and related services. HouseCanary and its affiliates may from time to time in the future perform other valuation and advisory services for the Company related to the properties that are the subjects of the valuation report, so long as such other services do not adversely affect the independence of HouseCanary.

Kroll, Colliers, and HouseCanary collected all reasonably available material information that each deemed relevant and took into account customary real estate valuation and financial considerations and procedures as each deemed relevant in valuing the Company’s real estate properties. Kroll relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Colliers was provided with land surveys and development plans and relied in part on such information. HouseCanary was provided with property addresses, purchase prices and dates, and certain characteristics for each of the Company’s homes and relied in part on such information. Kroll, Colliers, and HouseCanary relied on the information supplied or otherwise made available by the Company and the Advisor to be accurate and complete, prepared in good faith, and to reflect the best currently available estimates and judgments of the Company and the Advisor, and did not independently verify any such information. In addition, Kroll, Colliers, and HouseCanary relied on the Company or the Advisor to inform them if any information previously provided became inaccurate or needed updating during the course of their engagements or if there were any exceptions to the typical assumptions that the Company has clear and marketable title to each real estate property, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Kroll, Colliers, and HouseCanary did not independently verify any such information.
For the appraisals, Kroll and Colliers performed the appraisals in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the appraisal reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In the appraisals, and as outlined in the appraisal reports, Kroll and Colliers necessarily made numerous assumptions as of various points in time and with respect to general business, economic, and regulatory conditions, industry performance, and other matters, many of which are beyond Kroll’s and Colliers’ control and the Company’s control.
For the residential home portfolio valuation, HouseCanary generated an estimated value for each individual home using its proprietary automated valuation models built to leverage machine learning algorithms and an extensive database that may include MLS information, county assessor records, mortgage and other public records, sales history for a subject property and its surrounding neighborhood, real estate market trends, and macro and local economic and housing data. Each individual home was assigned the HouseCanary value, an estimated value generated by HouseCanary’s proprietary automated valuation model, unless the dataset available did not meet specified criteria. In those cases, the individual home was assigned an indexed value, an estimated value calculated by multiplying a property's last third-party valuation by a price change factor from HouseCanary’s Home Price Index. For the Company’s residential home portfolio valuation by HouseCanary, approximately 79% of the individual homes were assigned the automated valuation model value and 21% were assigned the indexed value as of September 30, 2023. HouseCanary’s valuations were not appraisals and should not be construed as appraisals, and were based on computer models developed by HouseCanary which utilize data believed to be reliable but there can be no guarantee that the data is reliable, accurate, or complete.
Although Kroll, Colliers, and HouseCanary considered any comments received from the Company or the Advisor to their valuations, ultimately the valuations were determined by Kroll, Colliers, and HouseCanary, except as described above. The valuations were necessarily estimates, and the price at which the Company’s properties may actually be sold could differ materially from the valuations. The valuations were necessarily based on assumptions, analyses, opinions, and conclusions reflecting the general business, economic, financial and other circumstances and conditions, and data in existence as of or prior to the date of the valuations. Material change in assumptions, circumstances, conditions, matters, or data after the date of the valuations, or discovery after the date of the valuations that data which had been considered reliable and which had been utilized was in fact unreliable, inaccurate, or incomplete, may affect such valuations. The Kroll, Colliers, and HouseCanary engagement letters and the valuation reports contain qualifications and limitations that qualify the analyses, opinions, and conclusions reflected in the valuations. The valuations are addressed solely to the Company to assist the Advisor in calculating and recommending an updated estimated value per share of the Company’s common stock, and Kroll, Colliers, and HouseCanary have not made independent determinations as to whether the valuations are suitable for such a purpose. The valuations are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. Kroll, Colliers, and HouseCanary were responsible only for the valuation services outlined in their engagement letters, and were not responsible for, did not calculate, and did not participate in the determination of the estimated value per share of the Company’s common stock.
The foregoing is a summary description of the engagements, standard assumptions, qualifications and limitations that generally apply to the Kroll, Colliers, and HouseCanary valuations.

Real Estate Valuation
As of September 30, 2023, the Company owned nine office properties, encompassing, in the aggregate, approximately 3.2 million rentable square feet and these properties were 70% occupied. In addition, the Company owned one residential home portfolio consisting of 2,449 residential homes and encompassing approximately 3.5 million rental square feet and two apartment properties, containing 609 units and encompassing approximately 0.5 million rentable square feet, which were 95% and 92% occupied, respectively. The Company also owned one hotel property with 196 rooms, four investments in undeveloped land with approximately 658 developable acres and one office/retail development property. The Company’s consolidated real estate properties had a total estimated value of $1,620.0 million as of September 30, 2023. These properties had a total cost basis of $1,428.0 million as of September 30, 2023, which is the total of acquisition prices of $1,261.8 million, $16.6 million for the acquisition of minority interests in entities, $137.4 million in capital expenditures, leasing commissions and tenant improvements since inception and $12.2 million of acquisition fees and expenses. The Company’s consolidated real estate value compared to this cost basis represents an increase of approximately 13.4%.
The Company obtained appraisals for each of the consolidated real estate properties except for the residential home portfolio which was valued as described above. The Company’s consolidated Appraised Properties had a total appraised value of $1,171.6 million, and the Company’s consolidated residential home portfolio had a total estimated value of $448.4 million.
For the appraisals, Kroll and Colliers used various methodologies, as appropriate, such as the direct capitalization approach, discounted cash flow analyses and sales comparison approach. Kroll relied primarily on 10-year discounted cash flow analyses for the final valuations of each of the real estate properties (which exclude undeveloped land) and Colliers relied primarily on the sales comparison approach for the final valuations of the undeveloped land that it appraised. Kroll calculated the discounted cash flow value of the Company’s real estate properties (which exclude undeveloped land) using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges they believe would be used by similar investors to value the properties the Company owns based on recent comparable market transactions adjusted for unique property and market-specific factors. Colliers relied primarily on the sales comparison approach and estimated the value of the undeveloped land based on the most applicable recent comparable market transactions. For the valuation of the residential home portfolio as described above, the HouseCanary valuations were the individual home values using its proprietary automated valuation models.
The following table summarizes the key assumptions that were used to value the consolidated Appraised Properties and residential homes:

	Range in Values	Weighted-Average Basis
Consolidated Appraised Properties (Excluding Undeveloped Land and Office/Retail Development Property)
Terminal capitalization rate	5.00% to 8.25%	7.23%
Discount rate	6.75% to 10.00%	8.51%
Net operating income compounded annual growth rate (1)	1.82% to 16.68%	6.65%

Undeveloped Land
Price per acre (2)	$480,000 to $991,000	$494,000

Office/Retail Development Property
Price per FAR (Floor area ratio) (3)	$575 to $625	$625

Residential Homes
Price per square foot	$21.91 to $312.86	127.57%
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(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the valuation period) net of expenses over the valuation period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
(2) The weighted-average price per acre was primarily driven by the Company’s investments in undeveloped land with approximately 632 developable acres located in North Las Vegas, Nevada. The weighted-average price per acre for these three investments in undeveloped land was approximately $480,000.
(3) Price per FAR is before deducting for the ground lease liability and estimated demolition costs, and the range in values reflects different development scenarios.

While the Company believes that Kroll’s, Colliers’, and HouseCanary’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the estimated values of the Company’s real estate properties and, thus, its estimated value per share. As of September 30, 2023, certain of the Company’s real estate assets have non-stabilized occupancies. Appraisals may provide a sense of the value of the investment, but any appraisal of the property will be based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. An appraisal of a non-stabilized property, in particular, involves a high degree of subjectivity due to high vacancy levels and uncertainties with respect to future market rental rates and timing of lease-up and stabilization. Accordingly, different assumptions may materially change the appraised value of the property. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the consolidated Appraised Properties referenced in the table above (excluding undeveloped land and the office/retail development property). Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates for these properties were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.19	$(0.17)	$0.25	$(0.27)
Discount rates	0.17	(0.16)	0.25	(0.28)
The table below illustrates the impact on the estimated value per share if the price per acre of the investments in undeveloped land was adjusted by 5%:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 5%	Increase of 5%
Price per acre	$(0.16)	$0.16
The table below illustrates the impact on the estimated value per share if the price per FAR of the investment in the office/retail development property was adjusted by 5%:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 5%	Increase of 5%
Price per FAR	$(0.01)	$0.01
The table below illustrates the impact on the estimated value per share if the price per square foot of the residential home portfolio was adjusted by 5%:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 5%	Increase of 5%
Price per square foot	$(0.22)	$0.22
Investments in Unconsolidated Entities
As of September 30, 2023, the Company held three investments in unconsolidated entities including: 110 William Street, 353 Sacramento, and Pacific Oak Opportunity Zone Fund I.
110 William Street is an office property containing 928,157 rentable square feet located in New York, New York and the Company holds a 77.5% preferred equity interest and a 100% common equity interest in a joint venture that owns 110 William Street. The appraised value of 110 William Street as provided by Kroll was $386.4 million. The Advisor used the appraised value provided by Kroll and the Advisor’s estimated fair values of other assets and liabilities, to calculate the amount that the Company would receive in a hypothetical liquidation of the real estate and the other assets and liabilities based on the profit participation thresholds contained in the joint venture agreement. The resulting amount was the fair value assigned to the Company’s interests in this unconsolidated joint venture. As of September 30, 2023, the carrying value and estimated fair value of the Company’s investment in this unconsolidated joint venture were $43.7 million and $99.8 million, respectively.
Kroll relied on a 10-year discounted cash flow analysis for the final valuation of 110 William Street. The terminal capitalization rate, discount rate and CAGR used in the discounted cash flow model to arrive at the appraised value were 5.75%, 6.50% and 14.41%, respectively.

353 Sacramento is an office building containing 284,751 rentable square feet located in San Francisco, California and the Company holds a 55% interest in a joint venture that owns 353 Sacramento. The appraised value of 353 Sacramento as provided by Kroll was $121.5 million. The Advisor used the appraised value provided by Kroll along with the Advisor’s estimated fair values of other assets and liabilities, to calculate the amount that the Company would receive in a hypothetical liquidation of the real estate and the other assets and liabilities based on the profit participation thresholds contained in the joint venture agreement. The resulting amount was the fair value assigned to the Company’s 55% interest in this unconsolidated joint venture. As of September 30, 2023, the carrying value and estimated fair value of the Company’s investment in this unconsolidated joint venture were $0 and $13.2 million, respectively. The Company’s carrying value for this investment is $0 due to impairment charges recorded during the year ending September 30, 2023.
Kroll relied on a 10-year discounted cash flow analysis for the final valuation of 353 Sacramento. The terminal capitalization rate, discount rate and CAGR used in the discounted cash flow model to arrive at the appraised value were 7.50%, 9.00% and 10.91%, respectively.
The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to 110 William Street and 353 Sacramento. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates for 110 William Street and 353 Sacramento were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.08	$(0.08)	$0.10	$(0.09)
Discount rates	0.06	(0.06)	0.09	(0.08)
The Company also holds 124 Class A Units of Pacific Oak Opportunity Zone Fund I, LLC, approximately 46%, and the units were valued by the Advisor based on the Advisor’s estimated unit value for the fund. As of September 30, 2023, the carrying value and estimated fair value of the Company’s investment in this unconsolidated entity were $23.9 million and $36.2 million, respectively, with the latter equal to $0.35 per share. If the per-unit price were adjusted by 5%, it would impact the estimated value per share value by $0.02.
Real Estate Equity Securities
As of September 30, 2023, the Company owned investments in two real estate equity securities: 64,165,352 shares of common units of Keppel Pacific Oak US REIT and 6,915,089 shares of Franklin Street Properties Corp. The fair values of these real estate equity securities were based on quoted prices in an active market on a major stock exchange. The fair value and carrying value of the Company’s real estate equity securities was $26.9 million.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values calculated using a discounted cash flow analysis, but they do not equal the book value in accordance with GAAP. For the discounted cash flow analysis, the contractual cash flows were discounted by estimated market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.
The GAAP fair value and carrying value of the Company’s notes payable were $640.2 million and $653.3 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 2.0 years, was approximately 8.09%. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$(0.03)	$0.03	$(0.04)	$0.04
Series B and C Bonds
The Company’s Series B and Series C bonds are publicly traded on the Tel-Aviv Stock Exchange. The estimated values of the Company’s Series B and Series C bonds are based on the quoted bond prices as of September 30, 2023 on the Tel-Aviv Stock Exchange of 91.07% of face value for Series B and 103.08% for Series C (including accrued interest expense), and foreign currency exchange rates as of September 30, 2023. As of September 30, 2023, the fair value and GAAP carrying value of the Company’s Series B and C bonds were $380.0 million and $365.9 million, respectively.

Non-controlling Interests
The Company has an ownership interest in five consolidated entities as of September 30, 2023. As the Company consolidates these entities, the entire amount of the underlying assets and liabilities are reflected at their fair values in the corresponding line items of the estimated value per share calculation. Given this and the September 30, 2023 appraisal date for the real estate properties, the Company also must consider the fair value of any non-controlling interest liability as of September 30, 2023. In determining this fair value, the Company considered the various profit participation thresholds in each of the entities that must be measured in determining the fair value of the Company’s non-controlling interest liability. The Company used the real estate valuations provided by Kroll, Colliers and HouseCanary and calculated the amount that the non-controlling interests would receive in a hypothetical liquidation of the underlying real estate properties (including all current assets and liabilities) at their current estimated values and the payoff of any related debt at its fair value, based on agreements. The estimated payment to the non-controlling interests were then reflected as the non-controlling interest liability in the Company’s calculation of its estimated value per share.
Participation Fee Potential Liability Calculation
The Company’s potential incentive fee payable to the Advisor is estimated to be $0 in the estimated share value as of November 30, 2023. The Advisor is entitled to receive an incentive fee in an amount equal to the amount by which (A) 15.0% of the Company’s net cash flows, whether from continuing operations, net sale proceeds or otherwise, which remain after the Company’s stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price (except that all shares issued to stockholders of POSOR II in connection with the Merger are deemed to have been purchased by such stockholders at the effective time of the Merger and at a price of $10.63 per share), reduced by any amounts to repurchase shares pursuant to the Company’s share redemption program, and (ii) a 7.0% per year cumulative, non-compounded return on such net invested capital from Company inception, exceeds (B) $33.8 million which equals (i) the estimated share value effective November 12, 2018 and used in the determination of the number of restricted stock units originally issued, times (ii) the number of restricted stock units originally issued, to the Company's former advisor, KBS Capital Advisors LLC, in connection with its termination on October 31, 2019. Net sales proceeds means the net cash proceeds realized by the Company after deduction of all expenses incurred in connection with a sale, including disposition fees paid to the Advisor. The 7.0% per year cumulative, noncompounded return on net invested capital from Company inception is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 7.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company’s stockholders to have received any minimum return in order for the Advisor to participate in the Company’s net cash flows. In fact, if the Advisor is entitled to participate in the Company’s net cash flows, the returns of the Company’s stockholders will differ, and some may be less than a 7.0% per year cumulative, noncompounded return. This fee is payable only if the Company is not listed on an exchange. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties.
The Company’s potential incentive fee payable to Pacific Oak Residential Advisors (“PORA”) as it relates to the operations or assets of the Company’s subsidiary, Pacific Oak Residential Trust, Inc. (“PORT”) is estimated to be $7.1 million in the estimated share value as of November 30, 2023. For a description of the PORA incentive fee, please refer to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2022.

Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, accrued capital expenditures, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets.
Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of and also to comply with IPA valuation guidelines.The estimated value per share set forth above will first appear on the December 31, 2023 customer account statements that will be mailed in January 2024. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
•a stockholder would be able to resell his or her shares at this estimated value per share;
•a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;
•the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;
•an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or
•the methodology used to calculate the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of November 30, 2023 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of September 30, 2023. As of September 30, 2023, there were 103,439,698 shares issued and outstanding. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. Currently, U.S. commercial real estate values are impacted by a lack of transaction volume and general uncertainty in the real estate capital markets, increasing the uncertainty of current valuations. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share does not take into account estimated disposition costs and fees, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The estimated value per share does consider any participation or incentive fees that would be due to the Advisor based on the aggregate net asset value of the Company which would be payable in a hypothetical liquidation of the Company as of the valuation date in accordance with the terms of the Company’s advisory agreement. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share no later than December 2024.
Share Redemption Program
In accordance with the Company’s share redemption program, except for redemptions made upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program), the price at which the Company will redeem shares is 95% of the Company’s most recent estimated value per share as of the applicable redemption date. Upon the death, “qualifying disability” or “determination of incompetence” of a stockholder, the redemption price will continue to be equal to the Company’s most recent estimated value per share.

Generally, the Company redeems all shares in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” on the last business day of each month and redeems all other shares on the last business day of the quarter.
On November 30, 2023, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $8.03. The redemption prices based on the estimated value per share of $8.03 will be effective for the December 2023 redemption date, which is December 30, 2023. Excluding redemption requests made upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” the redemption price is $7.63 per share. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 22, 2023 in the case of the December 30, 2023 redemption date.
On December 6, 2022, the Company’s board of directors authorized for the Advisor to meet with and recommend to the Board of Directors one or more financial and other advisors to be engaged on behalf of the Company to consider ways to provide more liquidity to stockholders, including but not limited to capital raising, asset sales, a listing of the Company’s common stock on a national stock exchange or other ways. The Advisor did have certain preliminary, exploratory discussions with financial advisors on such matters. However, because of the rapid interest rate increases and deterioration in the commercial real estate market which occurred since then, the Advisor has concluded, and the Board of Directors has concurred, that the hiring of financial and other advisors can be deferred until market conditions improve. Therefore, the Company’s goals currently include (i) increasing the Company’s liquidity via opportunistic property sales and/or other transactions and (ii) continuing to manage the Company’s portfolio so as to add value and maximize the total return despite the current challenges in the commercial real estate market. The Company will continue to monitor the market conditions and look for improvements which could offer opportunities to generate the liquidity that can be provided to stockholders who want it.
Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$10.50	December 2, 2022	Current Report on Form 8-K, filed December 8, 2022
$10.68	December 2, 2021	Current Report on Form 8-K, filed December 8, 2021
$9.68	December 4, 2020	Current Report on Form 8-K, filed December 10, 2020
$10.63	December 17, 2019	Current Report on Form 8-K, filed December 19, 2019
$9.91	November 12, 2018	Current Report on Form 8-K, filed November 15, 2018
$11.50	December 7, 2017	Current Report on Form 8-K, filed December 13, 2017
$14.81	December 8, 2016	Current Report on Form 8-K, filed December 15, 2016
$13.44	December 8, 2015	Current Report on Form 8-K, filed December 10, 2015
$12.24	December 9, 2014	Current Report on Form 8-K, filed December 11, 2014
$11.27	March 25, 2014	Current Report on Form 8-K, filed March 27, 2014

Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The valuation methodology for the Company’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are Kroll’s, Colliers’, HouseCanary’s or the Company’s and/or the Advisor’s best estimates as of November 30, 2023, the Company can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; the borrowers under the Company’s real estate debt securities investment continuing to make required payments; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent periodic reports, as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of Kroll, LLC

99.2	Consent of Colliers International Valuation & Advisory Services, LLC

99.3	Consent of HouseCanary, Inc.

99.4	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.

Dated: December 6, 2023	BY:	/s/ Michael A. Bender
Michael A. Bender
Chief Financial Officer, Treasurer and Secretary